Exhibit 4.1

UNITED FIRE & CASUALTY COMPANY

2005 NONQUALIFIED NON-EMPLOYEE

DIRECTOR STOCK OPTION AND RESTRICTED STOCK PLAN

I.	Purpose

United Fire & Casualty Company established the 2005 Nonqualified Non-Employee Director Stock Option Plan upon the terms and conditions set forth in this document. The Plan will permit the Company to grant Nonqualified Stock Options to purchase shares of its Common Stock. The purpose of the Plan is to advance the interests of United Fire & Casualty Company through the attraction, motivation and retention of qualified non-employee directors. The Plan will provide a means for non-employee directors to increase their equity ownership of the Company. By increasing their equity ownership of the Company, the economic interests of the non-employee directors will more closely align with those of all other stockholders of the Company, and the non-employee directors will have an additional incentive to contribute to the success of the Company and the Affiliated Companies.

II.	Definitions

The following terms wherever used herein shall have the meanings set forth below.

A.	Affiliated Company or Affiliated Companies. The term “Affiliated Company” or “Affiliated Companies” means component member or members of a controlled group of corporations, as defined under Section 1563 of the Internal Revenue Code of 1986, as amended, in which the Company is also a component member.

B.	Award. The term “Award” means a grant of an Option or Restricted Stock under the Plan.

C.	Beneficial Owner. The term “beneficial owner” means a Person as defined in Rule 13d-3 under the Exchange Act.

D.	Board of Directors. The term “Board of Directors” shall mean the Board of Directors of the Company.

E.	Change in Control of the Company. The term “Change in Control of the Company” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the Regulation 14A promulgated under the Exchange Act, whether or not the Company is in fact required to comply with that Regulation.

A Change in Control of the Company shall be deemed to have occurred if:

1.	Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;

2.

during any period of two consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board of Directors and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors (This clause 2 shall not apply to a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (1) or (4) of this definition.);

3.	the Company enters into an agreement, the consummation of which would result in a Change in Control of the Company; or

4.	the stockholders of the Company approve a merger, share exchange or consolidation of the Company with any other company, other than a merger, share exchange or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of such surviving entity outstanding immediately after such merger, share exchange or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

F.	Committee. The term “Committee” shall mean the Compensation Committee of the Board of Directors.

G.	Common Stock. The term “Common Stock” shall mean the shares of common stock, par value $3.33 1/3 per share, of the Company.

H.	Company. The term “Company” shall mean United Fire & Casualty Company, an Iowa corporation.

I.	Date of Grant. The “Date of Grant” is the date the Board of Directors grants an Award to an Eligible Director. The Date of Grant will be a date determined by the Board of Directors.

J.	Eligible Director. The term “Eligible Director” means any person who on the Date of Grant is a member of the Board of Directors of the Company or the Affiliated Companies and who is not an employee of the Company or the Affiliated Companies.

K.	Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

L.	Fair Market Value. The term “Fair Market Value” of the Common Stock shall be:

1.	the average on the applicable date of the high and low prices of a share of Common Stock on the principal national securities exchange on which shares of Common Stock are then trading, or, if shares were not traded on such date, then on the next preceding date on which a trade occurred; or

2.	if Common Stock is not traded on a national securities exchange but is quoted on the National Association of Securities Dealers, Inc. Authorized Quotation System (“NASDAQ”) or a successor quotation system, the last reported sale price on such date as reported by NASDAQ or such successor quotation system; or

3.	if Common Stock is not traded on a national securities exchange and is not reported in NASDAQ or a successor quotation system, the closing bid price (or average bid prices) last quoted on such date by an established quotation service for over-the-counter securities; or

4.

if Common Stock is not publicly traded on such date, the value of a share of Common Stock as established by the Board of Directors acting in good faith and taking into consideration all factors which it deems appropriate, including, without limitation, recent sale or offer prices for the Common Stock in private arm’s-length transactions. During periods when the Fair Market Value of a share of Common Stock cannot be determined under any of the methods specified in clauses (1), (2) and (3), above, the Board of Directors shall have the authority to establish the Fair Market Value of the Common Stock as of the beginning of (or periodically during) each fiscal year of the Company and to use such value for all transactions occurring thereafter within such fiscal year.

M.	Grantee. A “Grantee” is an Eligible Director to whom the Board of Directors has granted an Award.

N.	Option. The term “Option” shall mean any right granted pursuant to the Plan to purchase shares of Common Stock at an Option Price established by the Board of Directors.

O.	Option Agreement. The term “Option Agreement” shall mean the written agreement representing Options granted pursuant to the Plan.

P.	Option Expiration Date. The “Option Expiration Date” is the date an Option expires.

Q.	Option Price. The “Option Price” is the price at which Common Stock may be purchased upon the exercise of an Option.

R.	Person. The term “Person” means a person as used in Section 13(d) and 14(d) of the Exchange Act, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliated Companies or a Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as the ownership of Common Stock of the Company.

S.	Plan. The term “Plan” shall mean the United Fire & Casualty Company 2005 Nonqualified Non-Employee Director Stock Option and Restricted Stock Plan as originally approved by the Board of Directors on February 11, 2005, as the same may be amended from time to time.

T.	Restricted Stock. The term “Restricted Stock” means a share of Common Stock awarded under the Plan that is subject to restrictions determined by the Board of Directors.

U.	Restricted Stock Agreement. The term “Restricted Stock Agreement” means the agreement between the Company and the recipient of Restricted Stock that contains the terms, conditions and restrictions pertaining to such Restricted Stock.

III.	Effective Date of the Plan

The Plan shall become effective upon approval of the stockholders owning a majority of the outstanding shares of the Company eligible to vote.

IV.	Operation and Administration

A.	The Board of Directors shall administer the Plan, provided however, the Board of Directors may delegate its responsibilities and duties under the Plan to the Committee. If the Board of Directors delegates responsibilities and duties to the Committee, the Committee is empowered to do all acts with respect to the Plan that the Plan authorizes the Board of Directors to do.

B.	The Board of Directors may establish, from time to time and at any time, subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary to comply with applicable law and regulation and for the proper administration of the Plan.

C.	The Board of Directors shall have the authority and discretion, subject to the express provisions and restrictions of the Plan, to determine, without limitation:

1.	which Eligible Directors receive Awards;

2.	when Options and Restricted Stock shall be granted;

3.	the Option Price;

4.	the Option Expiration Date;

5.	the Date of Grant;

6.	the vesting schedule of Options or whether Options shall be immediately vested;

7.	the terms and conditions of Options and Restricted Stock, other than those terms and conditions set forth in the Plan; and

8.	the number of shares of Common Stock to be issued pursuant to an Option Agreement and Restricted Stock Agreement.

D.	The Company shall grant Awards and Awards shall become effective only after prior approval of the Board of Directors and upon the execution of an Option Agreement or a Restricted Stock Agreement, as applicable, between the Company and the recipient of the Award.

E.	All distributions under the Plan are subject to withholding of all applicable taxes, and the Board of Directors may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Board of Directors, in its discretion, and subject to such requirements as the Board of Directors may impose prior to the occurrence of such withholding, may permit such withholding obligation to be satisfied through cash payments, through the surrender of shares of Common Stock which the participant already owns, or through the surrender of shares of Common Stock to which the participant is otherwise entitled under the Plan.

F.	The Board of Directors’ interpretation and construction of the provisions of the Plan and the rules and regulations adopted by the Board of Directors shall be final. No member of the Board of Directors (of the Committee) shall be liable for any action taken or determination made in respect of the Plan in good faith.

G.	The Board of Directors may impose such other terms and conditions not inconsistent with the terms of the Plan as it deems advisable, including, without limitation, restrictions and requirements relating to (i) the registration, listing or qualification of the Common Stock, (ii) the grant or exercise of Options or (iii) the shares of Common Stock acquired pursuant to the Plan. The Board of Directors may require that a participant notify the Company of any disposition of shares of Common Stock purchased under the Plan within a period of two (2) years subsequent to the Date of Grant.

H.	Notwithstanding any other provisions of the Plan, the Company shall have no obligation to deliver any shares of Common Stock pursuant to the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the Exchange Act or the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

V.	Participation in the Plan

A.	Participation in the Plan is limited to Eligible Directors.

B.	No member of the Board of Directors who is also an employee of the Company shall be eligible to participate in the Plan.

C.	Nothing contained in the Plan or in any Option Agreement or Restricted Stock Agreement shall confer upon any Grantee any right to continue as a Director.

VI.	Stock Subject to the Plan

A.	There shall be reserved for the granting of Awards pursuant to the Plan, and for issuance and sale pursuant to such Awards, One Hundred Fifty Thousand (150,000) shares of Common Stock, which the Board of Directors may allocate in any manner between Options and Restricted Stock. To determine the number of shares of Common Stock available at any time for the granting of Awards, there shall be deducted from the total number of reserved shares of Common Stock, the number of shares of Common Stock in respect of which Awards have been made pursuant to the Plan that are still outstanding or have been exercised. The shares of Common Stock to be issued in connection with Awards made pursuant to the Plan shall be made available from the authorized and unissued shares of Common Stock or shares subsequently acquired by the Company as treasury shares. If for any reason shares of Common Stock as to which an Award has been made are forfeited or otherwise cease to be subject to purchase pursuant to the Award, then such shares of Common Stock again shall be available for issuance in connection with Awards made pursuant to the Plan.

B.	Subject to Paragraph VI(C), the maximum number of shares that the Board of Directors may issue as Awards during any one calendar year is Thirty Thousand (30,000), which the Board of Directors may allocate in any manner between Options and Restricted Stock.

C.	In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares of Common Stock, merger, consolidation, share exchange, acquisition of property or stock, or any change in the capital structure of the Company, the Board of Directors shall make such adjustments as may be appropriate, in its discretion, in the number and kind of shares reserved for Awards and in the number, kind and price of shares covered by Awards granted.

VII.	Grants of Awards.

A.	The Board of Directors may grant Awards at any time, in its sole discretion.

B.	The Board of Directors, in its sole discretion, may determine the number of shares of Common Stock to be subject to an Award.

C.	During any calendar year, Awards may consist of Options, Restricted Stock or a combination of Options and Restricted Stock.

VIII.	Terms and Conditions of Options

A.	Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement in such form as the Board of Directors from time to time may determine.

B.	The Board of Directors shall establish the Option Price at the time of the grant of Options pursuant to the Plan. The Option Price shall not be less than the Fair Market Value on the Date of Grant. If the Board of Directors does not establish a specific Option Price on the Date of Grant, the exercise price per share shall be the Fair Market Value on the Date of Grant.

C.	Subject to the other limitations set forth in the Plan, each Option may be exercisable for a term of up to 10 years from the Date of Grant. On the Date of Grant, the Board of

Directors shall determine the Option Expiration Date of each Option, provided however, if the Board of Directors does not establish the Option Expiration Date, the Option Expiration Date shall be the date that is 10 years from the Date of Grant. Options shall expire and all rights granted by Option Agreements shall become null and void on the Option Expiration Date stated in the Option Agreement.

D.	The Board of Directors may provide in the Option Agreement that the right to exercise each Option for the number of shares subject to each Option shall vest over such period as the Board of Directors, in its discretion, shall determine for each Grantee. If the Board of Directors does not designate a vesting schedule, the Option granted to the Option holder shall not be exercisable until one (1) year after the date of grant, at which time the Option will be fully exercisable. Notwithstanding the foregoing, each Option Agreement shall provide that upon the occurrence of a Change in Control of the Company, all Options then outstanding shall become immediately exercisable.

E.	Options shall be nontransferable and nonassignable, except that a Grantee may transfer Options by testamentary instrument or by the laws of descent and distribution. Notwithstanding the foregoing, the Board of Directors may set forth in the Option Agreement on the Date of Grant or thereafter, that the Grantee may transfer the Option to members of the Grantee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. For this purpose, immediate family means the Grantee’s spouse, parents, children, stepchildren, grandchildren, and legal dependents. Any transfer of Options made pursuant to this provision shall not be effective until the Grantee or the Grantee’s personal representative has delivered notice of such transfer to the Company. If an Option is transferred in accordance with the foregoing, the Option shall be exercisable solely by the transferee and shall remain subject to the provisions of the Plan.

F.	Options shall automatically terminate and be null and void as of the date the Grantee’s service on the Board of Directors terminates if such service terminates because of any act of (i) fraud or intentional misrepresentation or (ii) embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any Affiliated Company.

G.	Unless an Option is forfeited as provided in Paragraph VIII(F), upon the death of a Grantee or the retirement of a Grantee from the Board of Directors, that Grantee’s Options whose term have not expired shall become fully vested and immediately exercisable.

H.	If a Grantee dies during the term of the Grantee’s Option without having fully exercised his Option, the executor or administrator of his estate or the person who inherits the right to exercise the Option by bequest or inheritance shall have the right at any time following the Option holder’s death until the Option Exercise Date to purchase the number of shares of Common Stock that the deceased Option holder was entitled to purchase at the date of his death, after which the Option shall lapse. Upon the death of the transferee of an Option transferred in accordance with Paragraph VIII(E), the executors, administrators, legatees or distributees of the transferee’s estate may exercise the Option, as the case may be, for a period of one (1) year following the date of the transferee’s death, provided that in no event may the Option be exercised after the Option Expiration Date.

IX.	Methods of Exercise of Options

A.	A Grantee (or other person or persons, if any, entitled to exercise an Option hereunder) desiring to exercise an Option as to all or part of the shares of Common Stock covered by the Option shall (i) give written notice to that effect to the Company at its principal office, specifying the number of shares of Common Stock to be purchased and the method of payment and (ii) make payment or provisions for payment for the shares of Common Stock purchased in accordance with this Paragraph IX. Such written notice may be given by means of a facsimile transmission. If a facsimile transmission is used, the Option holder must mail the original executed copy of the written notice to the Company promptly thereafter.

B.	Payment or provision for payment shall be made as follows:

1.	The Option holder shall deliver to the Company at the Company’s principal office, United States currency in an amount equal to the aggregate purchase price of the shares of Common Stock as to which such exercise relates; or

2.	The Option holder shall tender to the Company, by either actual delivery of shares or by attestation, shares of Common Stock already owned by the Option holder that, together with any cash tendered therewith, have an aggregate fair market value (determined based on the Fair Market Value of a share of Common Stock on the date the Company receives the notice referred to in Paragraph IX(A)) equal to the aggregate purchase price of the shares of Common Stock as to which such exercise relates; or

3.	The Option holder shall deliver to the Company an exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the aggregate purchase price of the shares of Common Stock as to which such exercise relates and to sell the shares (or a sufficient portion of the shares) of Common Stock to be issued upon exercise of the Option to pay the exercise price and any tax withholding resulting from such exercise and deliver the cash proceeds, less commissions and brokerage fees to the Option holder or to deliver the remaining shares of Common Stock to the Option holder.

4.	Notwithstanding the foregoing provisions, the Board of Directors may limit the methods by which an Option holder may exercise an Option. In processing any purported exercise of an Option granted pursuant to the Plan, the Board of Directors may refuse to recognize the method of exercise selected by the Option holder (other than the method of exercise set forth in Subparagraph IX(B)(1)).

C.	An Option holder at any time may elect in writing to abandon an Option in respect of all or part of the number of shares of Common Stock as to which the Option shall not have been exercised.

D.	An Option holder shall have none of the rights of a stockholder of the Company until the Company issues shares of Common Stock covered by the Option upon exercise of the Option.

X.	Terms and Conditions of Restricted Stock Awards

A.	Each award of Restricted Stock shall be evidenced by a Restricted Stock Agreement between the Grantee and the Company in such form as the Board of Directors from time to time may determine. Such Restricted Stocks shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of Restricted Stock Agreements need not be identical.

B.	The Board of Directors may award Restricted Stock under the Plan for such consideration as the Board of Directors may determine, including, without limitation, cash, cash equivalents, full-recourse promissory notes, past services and future services; provided, however, that to the extent that an Award consists of newly issued Restricted Stock, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Stock in the form of cash equivalents or past services rendered to the Company or its Affiliated Companies, as the Board of Directors may determine.

C.	The Board of Directors may make an award of Restricted Stock subject to vesting. Vesting may occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. During any restricted period, the recipient shall not sell, transfer, pledge or assign Restricted Stock awarded under the Plan. Upon the retirement, disability or death of a Grantee of Restricted Stock, or in special circumstances, the Board of Directors, in its sole discretion may waive, in whole or in part, any or all remaining restrictions with respect to such Grantee’s Restricted Stock. Notwithstanding the foregoing, each Restricted Stock Agreement shall provide that all Restricted Stock subject to the Restricted Stock Agreement shall become fully vested upon the occurrence of a Change in Control.

D.	Holders of Restricted Stock shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that holders of Restricted Stock invest any cash dividends received in additional Restricted Stock. Such additional Restricted Stock shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

E.	When the Board of Directors grants an Award of Restricted Stock, the Company shall issue a certificate or certificates in respect of such Restricted Stock in the name of the recipient. The certificate shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to Restricted Stock in substantially the following form:

“The transferability of the shares represented by this certificate is subject to the terms and conditions (including forfeiture) of a Restricted Stock Agreement entered into between the registered owner and United Fire & Casualty Company. A copy of the Restricted Stock Agreement is on file in the offices of the Secretary of the Company, at 118 Second Avenue, SE, Cedar Rapids, IA 52407-3909.”

XI.	Cancellation and Rescission of Awards

Unless an Option Agreement or Restricted Stock Agreement specifies otherwise, the Board of Directors may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired or unpaid Awards at any time if the participant does not comply with all applicable provisions of the applicable Option Agreement or Restricted Stock Agreement and the Plan.

XII.	Amendments and Discontinuance of the Plan

The Board of Directors shall have the right at any time and from time to time to amend, modify, or discontinue the Plan provided that, except as provided in Paragraph VI(C), no such amendment, modification, or discontinuance of the Plan shall (i) revoke or alter the terms of any Award previously granted pursuant to the Plan, (ii) increase the number of shares of Common Stock to be reserved for issuance and sale pursuant to Awards granted pursuant to the Plan, (iii) change the maximum aggregate number of shares of Common Stock that may be issued upon or in connection with Awards granted pursuant to the Plan to any single individual, (iv) decrease the price determined pursuant to the provisions of

Paragraph VIII(B), (v) change the class of persons to whom Awards may be made pursuant to the Plan, or (vi) provide for Options exercisable more than 10 years after the date granted.

XIII.	Plan Subject to Governmental Laws and Regulations

The Plan and the terms of Awards made pursuant to the Plan are subject to all applicable governmental laws and regulations. Notwithstanding any other provision of the Plan to the contrary, the Board of Directors may in its sole and absolute discretion make such changes in the Plan as may be required to conform the Plan to such laws and regulations.

XIV.	Liability Limited; Indemnification

A.	To the maximum extent permitted by Iowa law, the Company, the Board of Directors, the Committee and any members of the Board of Directors or the Committee shall not be liable for any action or determination made with respect to this Plan.

B.	In addition to such other rights of indemnification that they may have, the Company shall indemnify the members of the Board of Directors and the Committee to the maximum extent permitted by Iowa law against any and all liabilities and expenses incurred in connection with their service in such capacity.

XV.	Miscellaneous

A.	The headings in this Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

B.	This Plan shall be governed by, and construed in accordance with, the laws of the State of Iowa, without regard to principles of conflict of laws of any jurisdiction.

C.	All notices and other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if delivered or mailed, addressed to the employee at the address contained in the records of the Company or to the Company at 118 Second Avenue, SE, Cedar Rapids, IA 52407-3909.

D.	Notwithstanding anything to the contrary in the Plan, neither the Board of Directors nor the Committee shall have any authority to take any action under the Plan where such action would affect the Company’s ability to account for any business combination as a “pooling of interests.”

XVI.	Duration of the Plan

The Board of Directors shall make no Awards pursuant to the Plan after the close of business on December 31, 2014.